Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Second Quarter Results

•	Company delivers second quarter 2017 earnings per diluted share of $1.03 and non-GAAP earnings per diluted share of $0.96, both of which are above $0.82 per diluted share in the prior year

•	Consolidated same store sales for the second quarter increased 0.1%

•	Company repurchased $143 million of common stock

PITTSBURGH, August 15, 2017 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the second quarter ended July 29, 2017.

Second Quarter Results

The Company reported consolidated net income for the second quarter ended July 29, 2017 of $112.4 million, or $1.03 per diluted share, compared to the Company's expectations provided on May 16, 2017 of $0.98 to 1.03 per diluted share. For the second quarter ended July 30, 2016, the Company reported consolidated net income of $91.4 million, or $0.82 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the second quarter ended July 29, 2017 of $104.8 million, or $0.96 per diluted share, compared to the Company's expectations provided on May 16, 2017 of $1.02 to 1.07 per diluted share. Second quarter 2017 non-GAAP results exclude a previously announced corporate restructuring charge and income related to a contract termination payment. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the second quarter of 2017 increased 9.6% to approximately $2.2 billion. Consolidated same store sales increased 0.1%, compared to the Company's guidance of an approximate 2 to 3% increase. Second quarter 2016 consolidated same store sales increased 2.8%.

"In this very competitive and dynamic marketplace, we were able to deliver a significant increase in our bottom line from last year. We continued to capture market share and generated strong results in eCommerce, footwear and golf, although sales were pressured by weakness in hunting, licensed and athletic apparel," said Edward W. Stack, Chairman and Chief Executive Officer. "By design, we will be more promotional and increase our marketing efforts for the remainder of the year, as we will aggressively protect our market share. We have updated our outlook to reflect these investments. We continue to believe retail disruption creates opportunities for us as we look long-term."

Omni-channel Development

eCommerce sales for the second quarter of 2017 increased approximately 19%. eCommerce penetration for the second quarter of 2017 was 9.2% of total net sales, compared to 8.5% during the second quarter of 2016.

In the second quarter, the Company opened 13 new DICK'S Sporting Goods stores. The Company also closed one specialty concept store. As of July 29, 2017, the Company operated 704 DICK'S Sporting Goods stores in 47 states, with approximately 37.4 million square feet, 98 Golf Galaxy stores in 32 states, with approximately 2.1 million square feet, and 29 Field & Stream stores in 14 states, with approximately 1.4 million square feet. Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended the second quarter of 2017 with approximately $132 million in cash and cash equivalents and approximately $187 million in outstanding borrowings under its revolving credit facility. Over the course of the last 12 months, the Company continued to invest in omni-channel growth, while returning over $275 million to shareholders through share repurchases and quarterly dividends.

Total inventory increased 11.8% at the end of the second quarter of 2017 as compared to the end of the second quarter of 2016.

The Company also amended and extended its revolving credit facility as it increased its limit from $1 billion to $1.25 billion and extended the maturity to August 2022 under substantially the same terms.

Year-to-Date Results

The Company reported consolidated net income for the 26 weeks ended July 29, 2017 of $170.6 million, or $1.55 per diluted share. For the 26 weeks ended July 30, 2016, the Company reported consolidated net income of $148.3 million, or $1.32 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the 26 weeks ended July 29, 2017 of $165.1 million, or $1.50 per diluted share, excluding a corporate restructuring charge, conversion costs for former Sports Authority ("TSA") stores and income related to a contract termination payment. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the 26 weeks ended July 29, 2017 increased 9.8% from last year's period to approximately $4.0 billion, reflecting the growth of our store network and a 1.1% increase in consolidated same store sales.

Capital Allocation

On August 10, 2017, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.17 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on September 29, 2017 to stockholders of record at the close of business on September 8, 2017.

During the second quarter of 2017, the Company repurchased approximately 3.4 million shares of its common stock at an average cost of $41.56 per share, for a total cost of $143 million. Since the beginning of fiscal 2013, the Company has repurchased approximately $1.1 billion of its common stock, and has approximately $0.9 billion remaining under its authorization that extends through 2021.

Current 2017 Outlook

The Company's current outlook for 2017 is based on current expectations and includes "forward-looking statements" within the meaning of Private Securities Litigation Reform Act of 1995, as described later in this release. Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

❖ Full Year 2017

•
Based on an estimated 109 to 110 million diluted shares outstanding, the Company currently anticipates reporting earnings per diluted share in the range of $2.85 to 3.05, which includes approximately $0.05 per diluted share for the 53rd week. The Company's earnings per diluted share guidance is not dependent upon share repurchases beyond the $166 million executed through the second quarter of fiscal 2017. The Company reported earnings per diluted share of $2.56 for the 52 weeks ended January 28, 2017.

•
The Company currently anticipates reporting non-GAAP earnings per diluted share in the range of $2.80 to 3.00. This excludes a corporate restructuring charge, TSA conversion costs and income related to a contract termination payment. The Company reported non-GAAP earnings per diluted share of $3.12 for the 52 weeks ended January 28, 2017.

•
Consolidated same store sales are currently expected to be in the range of approximately flat to a low single-digit decline on a 52 week to 52 week comparative basis, compared to an increase of 3.5% in 2016.

•
The Company expects to open approximately 43 new DICK'S Sporting Goods stores and relocate approximately seven DICK'S Sporting Goods stores in 2017. The Company also expects to open approximately eight new Golf Galaxy stores, relocate one Golf Galaxy store and open eight new Field & Stream stores adjacent to DICK'S Sporting Goods stores. These openings include former TSA and Golfsmith stores that the Company converted to DICK'S Sporting Goods and Golf Galaxy stores, respectively.

❖	Third Quarter 2017

•
Based on an estimated 108 million diluted shares outstanding, the Company currently anticipates reporting earnings per diluted share in the range of $0.22 to 0.30 in the third quarter of 2017. This is compared to earnings per diluted share of $0.44 in the third quarter of 2016. On a non-GAAP basis, the Company reported earnings per diluted share of $0.48 for the 13 weeks ended October 29, 2016.

•	Consolidated same store sales are currently expected to decline in the low single-digits in the third quarter of 2017, as compared to a 5.2% increase in the third quarter of 2016.

•
The Company expects to open 15 new DICK'S Sporting Goods stores and relocate four DICK'S Sporting Goods stores in the third quarter of 2017. The Company also expects to relocate one Golf Galaxy store and open six new Field & Stream stores adjacent to DICK'S Sporting Goods stores. These openings include one former TSA store that the Company plans to convert to a DICK'S Sporting Goods store.

❖	Capital Expenditures

•
In 2017, the Company anticipates capital expenditures to be approximately $400 million on a net basis and approximately $515 million on a gross basis. In 2016, capital expenditures were $242 million on a net basis and $422 million on a gross basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the second quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (877) 443-5743 (domestic callers) or (412) 902-6617 (international callers) and requesting the "DICK'S Sporting Goods Earnings Call."

For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10109378. The dial-in replay will be available for approximately 30 days following the live call.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, and adjusted EBITDA which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond our control. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, our plans to be more promotional and increase our marketing efforts for the remainder of the year to protect our market share, anticipated store openings and store relocations, capital expenditures, and share repurchases.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; our eCommerce platform not producing the anticipated benefits within the expected time-frame or at all; the streamlining of the Company’s vendor base and execution of the Company’s new merchandising strategy not producing the anticipated benefits within the expected time-frame or at all; the amount that we invest in strategic transactions and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; inventory turn; changes in the competitive market and competition amongst retailers; changes in consumer demand or shopping patterns and our ability to identify new trends and have the right trending products in our stores and on our website; changes in existing tax, labor and other laws and regulations, including those changing tax rates and imposing new taxes and surcharges; limitations on the availability of attractive retail store sites; omni-channel growth; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings and new retail concepts; disruptions with our eCommerce platform, including issues caused by high volumes of users or transactions, or our information systems; factors affecting our vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, our Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of our business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect our actual results, see our risk factors, which may be amended from time to time, set forth in our filings with the SEC, including our most recent Annual Report filed with the Securities and Exchange Commission on March 24, 2017. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of July 29, 2017, the Company operated more than 700 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering free league management services, mobile apps for scheduling, communications and live scorekeeping, custom uniforms and FanWear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400
Media Relations:
(724) 273-5552 or press@dcsg.com
###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	July 29, 2017	% of Sales	July 30, 2016	% of Sales(1)

Net sales	$2,156,911	100.00%	$1,967,857	100.00%
Cost of goods sold, including occupancy and distribution costs	1,519,689	70.46	1,370,479	69.64

GROSS PROFIT	637,222	29.54	597,378	30.36

Selling, general and administrative expenses	470,267	21.80	441,721	22.45
Pre-opening expenses	7,765	0.36	8,487	0.43

INCOME FROM OPERATIONS	159,190	7.38	147,170	7.48

Interest expense	2,216	0.10	1,618	0.08
Other income	(14,470)	(0.67)	(1,930)	(0.10)

INCOME BEFORE INCOME TAXES	171,444	7.95	147,482	7.49

Provision for income taxes	59,059	2.74	56,065	2.85

NET INCOME	$112,385	5.21%	$91,417	4.65%

EARNINGS PER COMMON SHARE:
Basic	$1.04		$0.82
Diluted	$1.03		$0.82

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	108,175		111,272
Diluted	108,679		112,118

Cash dividend declared per share	$0.17000		$0.15125

(1) Column does not add due to rounding.

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	26 Weeks Ended
	July 29, 2017	% of Sales(1)	July 30, 2016	% of Sales

Net sales	$3,982,164	100.00%	$3,628,200	100.00%
Cost of goods sold, including occupancy and distribution costs	2,803,076	70.39	2,535,025	69.87

GROSS PROFIT	1,179,088	29.61	1,093,175	30.13

Selling, general and administrative expenses	909,608	22.84	840,289	23.16
Pre-opening expenses	20,221	0.51	15,006	0.41

INCOME FROM OPERATIONS	249,259	6.26	237,880	6.56

Interest expense	3,480	0.09	2,749	0.08
Other income	(17,348)	(0.44)	(3,997)	(0.11)

INCOME BEFORE INCOME TAXES	263,127	6.61	239,128	6.59

Provision for income taxes	92,547	2.32	90,834	2.50

NET INCOME	$170,580	4.28%	$148,294	4.09%

EARNINGS PER COMMON SHARE:
Basic	$1.56		$1.33
Diluted	$1.55		$1.32

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	109,308		111,688
Diluted	110,043		112,697

Cash dividends declared per share	$0.3400		$0.3025

(1) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	July 29, 2017	July 30, 2016	January 28, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$131,615	$112,325	$164,777
Accounts receivable, net	86,355	144,458	75,199
Income taxes receivable	11,401	2,187	2,307
Inventories, net	1,917,912	1,715,530	1,638,632
Prepaid expenses and other current assets	130,001	110,269	114,763
Total current assets	2,277,284	2,084,769	1,995,678

Property and equipment, net	1,611,834	1,475,797	1,522,574
Intangible assets, net	137,920	130,062	140,835
Goodwill	245,126	200,594	245,059
Other assets:
Deferred income taxes	11,129	4,805	45,927
Other	112,018	91,639	108,223
Total other assets	123,147	96,444	154,150
TOTAL ASSETS	$4,395,311	$3,987,666	$4,058,296

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$968,396	$790,217	$755,537
Accrued expenses	365,680	359,607	384,210
Deferred revenue and other liabilities	174,758	153,926	203,788
Income taxes payable	—	11,249	53,234
Current portion of other long-term debt and leasing obligations	666	612	646
Total current liabilities	1,509,500	1,315,611	1,397,415
LONG-TERM LIABILITIES:
Revolving credit borrowings	186,800	152,000	—
Other long-term debt and leasing obligations	4,343	5,013	4,679
Deferred income taxes	3,531	14,486	—
Deferred revenue and other liabilities	769,877	670,956	726,713
Total long-term liabilities	964,551	842,455	731,392
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	825	857	856
Class B common stock	247	249	247
Additional paid-in capital	1,157,480	1,097,205	1,130,830
Retained earnings	2,087,318	1,851,064	1,956,066
Accumulated other comprehensive loss	(78)	(125)	(132)
Treasury stock, at cost	(1,324,532)	(1,119,650)	(1,158,378)
Total stockholders' equity	1,921,260	1,829,600	1,929,489
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,395,311	$3,987,666	$4,058,296

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	26 Weeks Ended
	July 29, 2017	July 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$170,580	$148,294
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	109,085	96,531
Deferred income taxes	38,262	9,392
Stock-based compensation	16,029	16,593
Other non-cash items	361	361
Changes in assets and liabilities:
Accounts receivable	(7,748)	(40,765)
Inventories	(279,280)	(188,343)
Prepaid expenses and other assets	(12,986)	(9,162)
Accounts payable	245,909	137,362
Accrued expenses	(2,785)	33,261
Income taxes payable / receivable	(62,328)	(17,781)
Deferred construction allowances	63,889	68,311
Deferred revenue and other liabilities	(34,496)	(23,427)
Net cash provided by operating activities	244,492	230,627
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(235,713)	(208,449)
Deposits and purchases of other assets	(2,344)	(23,412)
Net cash used in investing activities	(238,057)	(231,861)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,748,700	1,183,000
Revolving credit repayments	(1,561,900)	(1,031,000)
Payments on other long-term debt and leasing obligations	(316)	(288)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	16,290	15,978
Minimum tax withholding requirements	(5,660)	(6,619)
Cash paid for treasury stock	(166,194)	(107,003)
Cash dividends paid to stockholders	(37,521)	(34,490)
Decrease in bank overdraft	(33,050)	(25,009)
Net cash used in financing activities	(39,651)	(5,431)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	54	54
NET DECREASE IN CASH AND CASH EQUIVALENTS	(33,162)	(6,611)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	164,777	118,936
CASH AND CASH EQUIVALENTS, END OF PERIOD	$131,615	$112,325

Store Count and Square Footage

The stores that opened during the second quarter of 2017 are as follows:

Store	Market	Concept
San Diego, CA	San Diego	DICK'S Sporting Goods
Lake City, FL	Lake City	DICK'S Sporting Goods
Bellingham, WA	Bellingham	DICK'S Sporting Goods
Tucker, GA	Atlanta	DICK'S Sporting Goods
Chula Vista, CA	San Diego	DICK'S Sporting Goods
San Jose, CA	San Jose	DICK'S Sporting Goods
Torrance, CA	Los Angeles	DICK'S Sporting Goods
Miami, FL	Miami	DICK'S Sporting Goods
Aventura, FL	Miami	DICK'S Sporting Goods
Sunrise, FL	Miami	DICK'S Sporting Goods
Miami, FL	Miami	DICK'S Sporting Goods
Milpitas, CA	San Francisco	DICK'S Sporting Goods
Oak Ridge, TN	Knoxville	DICK'S Sporting Goods

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2017			Fiscal 2016
	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)	Total	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)	Total
Beginning stores	676	121	797	644	97	741
Q1 New stores	15	10	25	3	2	5
Q2 New stores	13	—	13	5	—	5
Closed stores	—	2	2	3	1	4
Ending stores	704	129	833	649	98	747

Relocated stores	2	—	2	5	—	5

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)	Total(2)
Q1 2016	34.5	2.4	37.0
Q2 2016	34.6	2.4	37.1
Q3 2016	36.1	2.7	38.8
Q4 2016	36.0	3.2	39.3
Q1 2017	36.8	3.5	40.3
Q2 2017	37.4	3.5	40.9

(1)
Specialty concept stores include the Company's Golf Galaxy, Field & Stream and other specialty concept stores. In some markets we operate adjacent stores on the same property with a pass-through for customers. We refer to this format as a "combo store" and include combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of July 29, 2017, the Company operated 14 combo stores.

(2)	Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended July 29, 2017

	Selling, general and administrative expenses	Other income	Income before income taxes	Net income	Earnings per diluted share
GAAP Basis	$470,267	$(14,470)	$171,444	$112,385	$1.03
% of Net Sales	21.80%	(0.67)%	7.95%	5.21%
Corporate restructuring charge (1)	(7,077)	—	7,077	4,388
Contract termination payment (2)	—	12,000	(12,000)	(12,000)
Non-GAAP Basis	$463,190	$(2,470)	$166,521	$104,773	$0.96
% of Net Sales	21.47%	(0.11)%	7.72%	4.86%

(1)
Severance, other employee-related costs and asset write-downs related to corporate restructuring. The provision for income taxes was calculated at 38%, which approximates the Company's blended tax rate.

(2)	Contract termination payment. There was no related tax expense as the Company utilized net capital loss carryforwards that were previously subject to a valuation allowance.

	26 Weeks Ended July 29, 2017

	Selling, general and administrative expenses	Pre-opening expenses	Other income	Income before income taxes	Net income (4)	Earnings per diluted share
GAAP Basis	$909,608	$20,221	$(17,348)	$263,127	$170,580	$1.55
% of Net Sales	22.84%	0.51%	(0.44)%	6.61%	4.28%
Corporate restructuring charge (1)	(7,077)	—	—	7,077	4,388
TSA conversion costs (2)	—	(3,474)	—	3,474	2,154
Contract termination payment (3)	—	—	12,000	(12,000)	(12,000)
Non-GAAP Basis	$902,531	$16,747	$(5,348)	$261,678	$165,122	$1.50
% of Net Sales	22.66%	0.42%	(0.13)%	6.57%	4.15%

(1)	Severance, other employee-related costs and asset write-downs related to corporate restructuring.

(2)	Costs related to converting former TSA stores.

(3)	Contract termination payment. There was no related tax expense as the Company utilized net capital loss carryforwards that were previously subject to a valuation allowance.

(4)	The provision for income taxes for Non-GAAP adjustments was calculated at 38%, which approximates the Company's blended tax rate, unless otherwise noted.

	13 Weeks Ended October 29, 2016

	Selling, general and administrative expenses	Pre-opening expenses	Income before income taxes	Net income	Earnings per diluted share
GAAP Basis	$459,782	$19,304	$76,270	$48,914	$0.44
% of Net Sales	25.40%	1.07%	4.21%	2.70%
TSA integration costs (1)	(6,491)	(1,145)	7,636	4,734
Non-GAAP Basis	$453,291	$18,159	$83,906	$53,648	$0.48
% of Net Sales	25.04%	1.00%	4.63%	2.96%

(1)	Costs related to converting former TSA stores. The provision for income taxes was calculated at 38%, which approximated the Company's blended tax rate.

	52 Weeks Ended January 28, 2017

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$5,556,198	$1,875,643	$40,286	$458,422	$287,396	$2.56
% of Net Sales	70.14%	23.68%	0.51%	5.79%	3.63%
Inventory write-down (1)	(46,379)	—	—	46,379	28,755
Non-cash impairment and store closing charge (2)	—	(32,821)	—	32,821	20,349
Non-operating asset impairment (3)	—	(7,707)	—	7,707	4,778
TSA and Golfsmith integration costs (4)	—	(8,545)	(5,102)	13,647	8,461
Non-GAAP Basis	$5,509,819	$1,826,570	$35,184	$558,976	$349,739	$3.12
% of Net Sales	69.55%	23.06%	0.44%	7.06%	4.41%

(1)	Inventory write-down to net realizable value in connection with the Company’s new merchandising strategy.

(2)	Included non-cash impairment of store assets and store closing charges primarily related to ten Golf Galaxy stores in overlapping trade areas with former Golfsmith stores.

(3)	Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.

(4)	Costs related to converting former TSA and Golfsmith stores.

(5)	The provision for income taxes for Non-GAAP adjustments was calculated at 38%, which approximated the Company's blended tax rate.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, capital investments and certain non-recurring, infrequent or unusual items.

	13 Weeks Ended
	July 29, 2017	July 30, 2016
	(dollars in thousands)
Net income	$112,385	$91,417
Provision for income taxes	59,059	56,065
Interest expense	2,216	1,618
Depreciation and amortization	56,041	48,541
EBITDA	$229,701	$197,641
Add: Corporate restructuring charge	6,129	—
Less: Contract termination payment	(12,000)	—
Adjusted EBITDA, as defined	$223,830	$197,641

% increase in adjusted EBITDA	13%

	26 Weeks Ended
	July 29, 2017	July 30, 2016
	(dollars in thousands)
Net income	$170,580	$148,294
Provision for income taxes	92,547	90,834
Interest expense	3,480	2,749
Depreciation and amortization	109,085	96,531
EBITDA	$375,692	$338,408
Add: Corporate restructuring charge	6,129	—
Add: TSA conversion costs	3,474	—
Less: Contract termination payment	(12,000)	—
Adjusted EBITDA, as defined	$373,295	$338,408

% increase in adjusted EBITDA	10%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	26 Weeks Ended
	July 29, 2017	July 30, 2016
	(dollars in thousands)
Gross capital expenditures	$(235,713)	$(208,449)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	63,889	68,311
Construction allowance receipts	—	—
Net capital expenditures	$(171,824)	$(140,138)

Reconciliation of Non-GAAP Consolidated Net Income and Earnings Per Diluted Share Guidance
(Dollars in thousands, except per share amounts)

	53 Weeks Ended February 3, 2018
	Low-End		High-End
	Amount	EPS	Amount	EPS
GAAP consolidated net income and earnings per diluted share	$311,958	$2.85	$333,958	$3.05
Contract termination payment	(12,000)		(12,000)
Corporate restructuring charge	7,077		7,077
TSA conversion costs	3,474		3,474
Tax effect of the above items	4,009		4,009
Non-GAAP consolidated net income and earnings per diluted share	$306,500	$2.80	$328,500	$3.00